CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Contingent Income Securities due 2020	$1,000,000	$128.80

November 2013
Pricing Supplement No. 1,168 Registration Statement No. 333-178081 Dated November 21, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
Contingent Income Buffered Securities due November 27, 2020
Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index®
Principal at Risk Securities
The securities are unsecured obligations of Morgan Stanley and have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented or modified by this document. The securities do not provide for the regular payment of interest and provide a minimum payment at maturity of only 20% of the stated principal amount. The securities will pay a contingent monthly coupon but only if the index closing value of each of the S&P 500® Index and the MSCI EAFE Index® on the related observation date is at or above 60% of its respective initial index value, which we refer to as the coupon barrier level. If the index closing value of either underlying index is less than the coupon barrier level for such index on any observation date, we will pay no interest for the related interest period. At maturity, if the final index value of each underlying index has appreciated, has remained unchanged, or has declined by less than the buffer amount of 20%, the payment at maturity will be the stated principal amount and the contingent monthly coupon with respect to the final observation date. If, however, the final index value of either underlying index has declined from its initial index value by more than the buffer amount of 20%, investors will lose 1% for every 1% decline of the worst performing underlying index beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Accordingly, investors in the securities must be willing to accept the risk of losing up to 80% of the stated principal amount if either underlying index declines by an amount greater than the buffer amount, and also the risk of not receiving any contingent monthly coupons for the entire 7-year term of the securities.  Because payments on the securities are based on the worst performing of the underlying indices, a decline beyond the respective coupon barrier level and/or in excess of the buffer amount, as applicable, of either underlying index will result in few or no contingent monthly coupons and/or a loss of your investment, as applicable, even if the other underlying index has appreciated or has not declined as much. These long-dated securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate and the limited protection provided by the buffer feature in exchange for the risk of receiving no monthly interest if either underlying index closes below the coupon barrier level for such index on the observation dates. Investors will not participate in any appreciation in either underlying index. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying indices:	S&P 500® Index (the “SPX Index”) and MSCI EAFE Index® (the “MXEA Index”)
Aggregate principal amount:	$1,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (See “Commissions and Issue Price” below)
Pricing date:	November 21, 2013
Original issue date:	November 26, 2013 (3 business days after the pricing date)
Maturity date:	November 27, 2020
Contingent monthly coupon:
If, on any observation date, the closing value of each underlying index on such date is greater than or equal to the coupon barrier level, we will pay a contingent monthly coupon at an annual rate of 5.00% (corresponding to approximately $4.1667 per month per security) on the related coupon payment date.

If, on any observation date, the closing value of either underlying index is less than the coupon barrier level for such index, we will pay no coupon for the applicable interest period. It is possible that one or both underlying indices will remain below the respective coupon barrier level(s) for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent monthly coupons during the 7-year term of the securities.

Coupon barrier level:	With respect to the SPX Index: 1,077.51, which is 60% of the initial index value for such index With respect to the MXEA Index: 1,123.188, which is 60% of the initial index value for such index
Minimum payment at maturity:	$200 per security (20% of the stated principal amount)
Payment at maturity:
If the final index value of each underlying index is greater than or equal to 80% of its respective initial index value, meaning the final index value of each underlying index has increased, has remained unchanged or has decreased by an amount less than or equal to the buffer amount of 20% from its respective initial index value:
the stated principal amount and the contingent monthly coupon with respect to the final observation date
If the final index value of either underlying index is less than 80% of its respective initial index value, meaning the final index value of either underlying index has decreased by an amount greater than the buffer amount of 20% from its respective initial index value:
($1,000 x index performance factor of the worst performing underlying index) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $200 per security.
If the final index value of each underlying index is greater than or equal to its respective coupon barrier level, the contingent monthly coupon with respect to the final observation date will be paid at maturity.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$933.10 per security. See “Investment Overview” beginning on page 3.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer(2)
Per security	$1,000	$30	$970
Total	$1,000,000	$30,000	$970,000
(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on page 28.
The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.
Prospectus Supplement dated November 21, 2011	Index Supplement dated November 21, 2011	Prospectus dated November 21, 2011

Contingent Income Buffered Securities due November 27, 2020 Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index® Principal at Risk Securities

Terms continued from previous page:
Buffer amount:
20%.

As a result of the buffer amount of 20%, the value at or above which each underlying index must close on the final observation date so that the payment at maturity is not based on the performance of the worst performing underlying index at maturity is:

With respect to the SPX Index: 1,436.68, which is 80% of its initial index value

With respect to the MXEA Index: 1,497.584, which is 80% of its initial index value

Initial index value:
With respect to the SPX Index: 1,795.85, which is the index closing value of such index on the pricing date

With respect to the MXEA Index: 1,871.98, which is the index closing value of such index on the pricing date

Final index value:	With respect to each index, the respective index closing value on the final observation date
Worst performing underlying index:	The underlying index with the larger percentage decrease from the respective initial index value to the respective final index value
Index performance factor:	Final index value divided by the initial index value
Coupon payment dates:
The 27th day of each month, beginning December 27, 2013; provided that if any such day is not a business day, that contingent monthly coupon, if any, will be paid on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date.

Observation dates:
The third scheduled business day preceding each scheduled coupon payment date, beginning with the December 27, 2013 coupon payment date, subject to postponement for non-index business days and certain market disruption events. We also refer to the third scheduled business day prior to the scheduled maturity date as the final observation date.

CUSIP / ISIN:	61761JMX4 / US61761JMX45
Listing:	The securities will not be listed on any securities exchange.

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Contingent Income Buffered Securities due November 27, 2020 Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index® Principal at Risk Securities

Investment Overview

Contingent Income Buffered Securities
Principal at Risk Securities

Contingent Income Buffered Securities due November 27, 2020 Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index® (the “securities”) do not provide for the regular payment of interest and provide a minimum payment at maturity of only 20% of the stated principal amount. The securities will pay a contingent monthly coupon but only if the index closing value of each of the S&P 500® Index and the MSCI EAFE Index® on the related observation date is at or above 60% of its respective initial index value, which we refer to as the coupon barrier level. If the index closing value of either underlying index is less than the coupon barrier level for such index on any observation date, we will pay no interest for the related interest period. At maturity, if the final index value of each underlying index has appreciated, has remained unchanged, or has declined by less than the buffer amount of 20%, the payment at maturity will be the stated principal amount and the contingent monthly coupon with respect to the final observation date. If, however, the final index value of either underlying index has declined from its initial index value by more than the buffer amount of 20%, investors will lose 1% for every 1% decline of the worst performing underlying index beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Accordingly, investors in the securities must be willing to accept the risk of losing up to 80% of the stated principal amount if either underlying index declines by an amount greater than the buffer amount, and also the risk of not receiving any contingent monthly coupons for the entire 7-year term of the securities. Investors will not participate in any appreciation in either underlying index.

Maturity:	Approximately 7 years
Contingent monthly coupon:
If, on any observation date, the closing value of each underlying index on such date is greater than or equal to the coupon barrier level, we will pay a contingent monthly coupon at an annual rate of 5.00% (corresponding to approximately $4.1667 per month per security) on the related coupon payment date.

If, on any observation date, the closing value of either underlying index is less than the coupon barrier level for such index, we will pay no coupon for the applicable interest period. It is possible that one or both underlying indices will remain below the respective coupon barrier level(s) for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent monthly coupons during the 7-year term of the securities.

Payment at maturity:
If the final index value of each underlying index is greater than or equal to 80% of its respective initial index value, meaning the final index value of each underlying index has increased, has remained unchanged or has decreased by an amount less than or equal to the buffer amount of 20% from its respective initial index value:

the stated principal amount and the contingent monthly coupon with respect to the final observation date

If the final index value of either underlying index is less than 80% of its respective initial index value, meaning the final index value of either underlying index has decreased by an amount greater than the buffer amount of 20% from its respective initial index value:

($1,000 x index performance factor of the worst performing underlying index) + $200

This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $200 per security.

If the final index value of each underlying index is greater than or equal to its respective coupon barrier level, the contingent monthly coupon with respect to the final observation date will be paid at maturity.

Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Contingent Income Buffered Securities due November 27, 2020 Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index® Principal at Risk Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $933.10

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent monthly coupon rate, the coupon barrier level and the buffer amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Contingent Income Buffered Securities due November 27, 2020 Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index® Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest and instead will pay a contingent monthly coupon but only if the index closing value of each underlying index is at or above 60% of its initial index value, which we refer to as the coupon barrier level, on the related observation date. The following scenarios are for illustration purposes only to demonstrate how the payment at maturity and contingent monthly coupon is calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the contingent monthly coupon may be payable with respect to none of, or some but not all of, the monthly periods, and investors may lose up to 80% of the stated principal amount of the securities. In addition, investors will not participate in any appreciation in either underlying index.

Scenario 1: A contingent monthly coupon is paid for all interest periods, and investors receive principal back at maturity, which is the best case scenario.
This scenario assumes that each underlying index closes at or above its respective coupon barrier level on every monthly observation date. Investors receive the 5.00% per annum contingent monthly coupon for each interest period during the term of the securities. At maturity, neither underlying index has declined from its initial index value by more than the buffer amount, and so investors receive the stated principal amount and the contingent monthly coupon with respect to the final observation date.

Scenario 2: A contingent monthly coupon is paid for some, but not all, interest periods, and investors receive principal back at maturity.
This scenario assumes that each underlying index closes at or above its respective coupon barrier level on some monthly observation dates, but one or both underlying indices close below the respective coupon barrier level(s) for such index on the others. Investors will receive the contingent monthly coupon for the monthly interest periods for which the index closing value of each underlying index is at or above its respective coupon barrier level on the related observation date, but not for the interest periods for which one or both underlying indices close below the respective coupon barrier level(s) on the related observation date. On the final observation date, neither underlying index has declined from its initial index value by more than the buffer amount.  At maturity, investors receive the stated principal amount and the contingent monthly coupon with respect to the final observation date.

Scenario 3: No contingent monthly coupon is paid for any interest period during the 7-year term of the securities, and investors suffer a loss of principal at maturity.
This scenario assumes that one or both underlying indices close below the respective coupon barrier level(s) on every monthly observation date. Since one or both underlying indices close below the respective coupon barrier level(s) on every monthly observation date, investors do not receive any contingent monthly coupon during the 7-year term of the securities.  On the final observation date, one or both underlying indices have declined from the respective initial index value(s) by more than the buffer amount. At maturity, investors will receive an amount equal to the sum of (i) the stated principal amount multiplied by the index performance factor of the worst performing underlying index and (ii) $200, subject to the minimum payment at maturity of $200.  Investors will lose some, and may lose up to 80%, of the stated principal amount of the securities in this scenario.

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Contingent Income Buffered Securities due November 27, 2020 Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index® Principal at Risk Securities

Underlying Indices Summary

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on November 21, 2013:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,795.85
52 Weeks Ago:	1,391.03
52 Week High (on 11/15/2013):	1,798.18
52 Week Low (on 11/21/2012):	1,391.03

For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement. Furthermore, for additional historical information, see “S&P 500® Index Historical Performance” below.

MSCI EAFE Index®

The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”). The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information as of market close on November 21, 2013:

Bloomberg Ticker Symbol:	MXEA
Current Index Value:	1,871.98
52 Weeks Ago:	1,507.01
52 Week High (on 10/22/2013):	1,899.35
52 Week Low (on 11/21/2012):	1,507.01

For additional information about the MSCI EAFE Index®, see the information set forth under “MSCI EAFE Index®” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement. Furthermore, for additional historical information, see “MSCI EAFE Index® Historical Performance” below.

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Contingent Income Buffered Securities due November 27, 2020 Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index® Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent monthly coupon is paid with respect to an observation date and how to calculate the payment at maturity. The following examples are for illustrative purposes only. Whether you receive a contingent monthly coupon for any monthly period will be determined by reference to the index closing value of each underlying index on each monthly observation date, and the amount you will receive at maturity will be determined by reference to the final index value of each underlying index on the final observation date. The actual initial index value and coupon barrier level for each underlying index are set forth on the cover page of this document. All payments on the securities are subject to the credit risk of Morgan Stanley. The below examples are based on the following terms:

Contingent monthly Coupon:
If, on any observation date, the closing value of each underlying index on such date is greater than or equal to the coupon barrier level, we will pay a contingent monthly coupon at an annual rate of 5.00% (corresponding to approximately $4.1667 per month per security) on the related coupon payment date.*

If, on any observation date, the closing value of either underlying index is less than the coupon barrier level for such index, we will pay no coupon for the applicable interest period. It is possible that one or both underlying indices will remain below the respective coupon barrier level(s) for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent monthly coupons during the 7-year term of the securities.

Payment at Maturity
If the final index value of each underlying index is greater than or equal to 80% of its respective initial index value, meaning the final index value of each underlying index has increased, has remained unchanged or has decreased by an amount less than or equal to the buffer amount of 20% from its respective initial index value:

the stated principal amount and the contingent monthly coupon with respect to the final observation date

If the final index value of either underlying index is less than 80% of its respective initial index value, meaning the final index value of either underlying index has decreased by an amount greater than the buffer amount of 20% from its respective initial index value:

($1,000 x index performance factor of the worst performing underlying index) + $200

This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $200 per security.

If the final index value of each underlying index is greater than or equal to its respective coupon barrier level, the contingent monthly coupon with respect to the final observation date will be paid at maturity.

Minimum Payment at Maturity:	$200 per security (20% of the stated principal amount)
Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	With respect to the SPX Index: 1,800 With respect to the MXEA Index: 1,900
Hypothetical Coupon Barrier Level:
With respect to the SPX Index: 1,080, which is 60% of the hypothetical initial index value for such index
With respect to the MXEA Index: 1,140, which is 60% of the hypothetical initial index value for such index

Buffer Amount:	20%
* The actual contingent monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 basis. The hypothetical contingent monthly coupon of $4.1667 is used in these examples for ease of analysis.''

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Contingent Income Buffered Securities due November 27, 2020 Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index® Principal at Risk Securities

How to determine whether a contingent monthly coupon is payable with respect to an observation date:

	Closing Value		Contingent Monthly Coupon
	SPX Index	MXEA Index
Hypothetical Observation Date 1	1,200 (at or above coupon barrier level)	1,300 (at or above coupon barrier level)	$4.1667
Hypothetical Observation Date 2	1,200 (at or above coupon barrier level)	900 (below coupon barrier level)	$0
Hypothetical Observation Date 3	800 (below coupon barrier level)	1,300 (at or above coupon barrier level)	$0
Hypothetical Observation Date 4	800 (below coupon barrier level)	900 (below coupon barrier level)	$0

On hypothetical observation date 1, both the SPX Index and MXEA Index close at or above their respective coupon barrier levels. Therefore a contingent monthly coupon of approximately $4.1667 is paid on the relevant coupon payment date.

On each of the hypothetical observation dates 2 and 3, one underlying index closes at or above its coupon barrier level but the other underlying index closes below its coupon barrier level. Therefore, no contingent monthly coupon is paid on the relevant coupon payment date.

On hypothetical observation date 4, each underlying index closes below its respective coupon barrier level and accordingly no contingent monthly coupon is paid on the relevant coupon payment date.

You will not receive a contingent monthly coupon on any coupon payment date if the closing value of either underlying index is below its respective coupon barrier level on the related observation date.

How to calculate the payment at maturity:

	Final Index Value		Payment at Maturity
	SPX Index	MXEA Index
Example 1:	1,600 (at or above the coupon barrier level, has not decreased by more than the buffer amount)	1,700 (at or above the coupon barrier level, has not decreased by more than the buffer amount)	$1,004.1667 (the stated principal amount plus the contingent monthly coupon with respect to the final observation date)
Example 2:	1,600 (at or above the coupon barrier level, has not decreased by more than the buffer amount)	1,330 (at or above the coupon barrier level, has decreased by more than the buffer amount)
[($1,000 x index performance factor of the worst performing underlying index + $200] = [$1,000 x (1,330 / 1,900) + $200] = $900
In addition, because each underlying index has closed at or above its respective coupon barrier level, investors receive the contingent monthly coupon with respect to the final observation date.

Example 3:	900 (below the coupon barrier level, has decreased by more than the buffer amount)	1,700 (at or above the coupon barrier level, has not decreased by more than the buffer amount)	[($1,000 x index performance factor of the worst performing underlying index + $200] = [$1,000 x (900 / 1,800) + $200] = $700
Example 4:	540 (below the coupon barrier level, has decreased by more than the buffer amount)	760 (below the coupon barrier level, has decreased by more than the buffer amount)	[$1,000 x (540 / 1,800) + $200] = $500

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Contingent Income Buffered Securities due November 27, 2020 Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index® Principal at Risk Securities

Example 5:	720 (below the coupon barrier level, has decreased by more than the buffer amount)	570 (below the coupon barrier level, has decreased by more than the buffer amount)	[$1,000 x (570 / 1,900) +$200] = $500

In example 1, the final index values of both the SPX Index and MXEA Index are at or above their coupon barrier levels and neither underlying index has declined from its initial index value by more than the buffer amount. Therefore, investors receive at maturity the stated principal amount of the securities and the contingent monthly coupon with respect to the final observation date.

In examples 2 and 3, the final index value of one underlying index has declined from its initial index value by more than the buffer amount, while the final index value of the other underlying index has not declined from its initial index value by more than the buffer amount. Therefore, investors are exposed to the downside performance of the worst performing underlying index at maturity and receive at maturity an amount equal to the sum of (i) the stated principal amount times the index performance factor of the worst performing underlying index and (ii) $200. In addition, in example 2, because both underlying indices close above their respective coupon barrier levels on the final observation date, investors receive the contingent monthly coupon with respect to the final observation date.

Similarly, in examples 4 and 5, the final index value of each underlying index has declined from its initial index value by more than the buffer amount, and each underlying index closes below its respective coupon barrier level. As a result, investors receive at maturity an amount equal to the sum of (i) the stated principal amount times the index performance factor of the worst performing underlying index and (ii) $200. In example 4, the SPX Index has declined 70% from its initial index value to its final index value, while the MXEA Index has declined 60% from its initial index value to its final index value. Therefore, the payment at maturity is based on the performance of the SPX Index, which is the worst performing underlying index in this example. In example 5, the SPX Index has declined 60% from its initial index value, while the MXEA Index has declined 70% from its initial index value to its final index value. Therefore the payment at maturity is based on the performance of the MXEA Index, which is the worst performing underlying index in this example. Because at least one underlying index has closed below its respective coupon barrier level on the final observation date, no coupon is payable at maturity in these examples.

If the final index value of EITHER underlying index has declined from its initial index value by more than the buffer amount, you will be exposed to the downside performance of the worst performing underlying index at maturity, and you will lose some, and up to 80%, of your initial investment in the securities.

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Contingent Income Buffered Securities due November 27, 2020 Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the MSCI EAFE Index® Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

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The securities provide a minimum payment at maturity of only 20% of your principal.  The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the repayment of principal, and provide a minimum payment at maturity of only 20% of the stated principal amount of the securities. If the final index value of either underlying index has declined from its initial index value by more than the buffer amount of 20%, you will be exposed to the decline in the closing value of the worst performing underlying index and will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the value of the worst performing underlying index, plus $200 per security.

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The securities do not provide for regular interest payments.  The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  The securities will pay a contingent monthly coupon only if the index closing value of each underlying index is at or above 60% of its respective initial index value, which we refer to as the coupon barrier level, on the related observation date. If, on the other hand, the index closing value of either underlying index is lower than the coupon barrier level for such index on the relevant observation date for any interest period, we will pay no coupon on the applicable coupon payment date. It is possible that the index closing value of one or both underlying indices will remain below the respective coupon barrier level(s) for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent monthly coupons during that period. If you do not earn sufficient contingent monthly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
You are exposed to the price risk of both underlying indices, with respect to both the contingent monthly coupons, if any, and the payment at maturity. Your return on the securities is not linked to a basket consisting of both underlying indices. Rather, it will be contingent upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. To receive any contingent monthly coupons, each underlying index must close at or above its respective coupon barrier level on the applicable observation date. In addition, if either underlying index has declined from its initial index value by more than the buffer amount as of the final observation date, you will be exposed to the decline in the closing value of the worst performing underlying index and will receive for each security that you hold a payment at maturity that is less than the stated principal amount by an amount proportionate to the decline in the value of the worst performing underlying index, plus $200 per security.  Accordingly, your investment is subject to the price risk of both underlying indices.

▪
Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no contingent monthly coupons and sustaining a significant loss on your investment than if the securities were linked to just one index. The risk that you will not receive any contingent monthly coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the securities as opposed to substantially similar securities that are linked to just the performance of one underlying index. With two underlying indices, it is more likely that either underlying index will close below its coupon barrier level on any observation date, or will decline from its initial index value by more than the buffer amount as of the final observation date, than if the securities were linked to only one underlying index. Therefore it is more likely that you will not receive any contingent monthly coupons and that you will suffer a loss on your investment.

▪
The contingent monthly coupon, if any, is based only on the value of each underlying index on the related monthly observation date at the end of the related interest period. Whether the contingent monthly coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period, based on the closing value of each underlying index on the relevant monthly observation date. As a result, you will not know whether you will receive the

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contingent monthly coupon on any coupon payment date until near the end of the relevant interest period. Moreover, because the contingent monthly coupon is based solely on the value of each underlying index on monthly observation dates, if the closing value of either underlying index on any observation date is below the coupon barrier level for such index, you will receive no coupon for the related interest period even if the level of such underlying index was at or above its respective coupon barrier level on other days during that interest period and even if the closing value of the other underlying index is at or above the coupon barrier level for such index.

▪
Investors will not participate in any appreciation in either underlying index.  Investors will not participate in any appreciation in either underlying index from the initial index value for such index, and the return on the securities will be limited to the contingent monthly coupons, if any, that are paid with respect to each observation date on which the index closing value of each underlying index is greater than or equal to its respective coupon barrier level.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  As the MSCI EAFE Index® is one of the underlying indices, the securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The value of the MXEA Index is subject to currency exchange risk. Because the level of the MXEA Index is based on the U.S. dollar value of stocks underlying such index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities of the MXEA Index, the level of such index will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MXEA Index, the United States and other countries important to international trade and finance.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of each underlying index on any day, including in relation to its respective coupon barrier level, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying indices,

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o	whether the index closing value of either underlying index has been below its respective coupon barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of each underlying index,

o	dividend rates on the securities underlying the underlying indices,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the underlying indices and changes in the constituent stocks of such indices,

o	the exchange rates of the U.S. dollar relative to the currencies in which the shares comprising the MSCI EAFE Index® trade, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. In particular, if either underlying index has closed near or below its coupon barrier level, and especially if either underlying index has declined from its initial index value by more than the buffer amount, the market value of the securities is expected to decrease substantially and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of either underlying index based on its historical performance. The value of either underlying index may decrease and be below the coupon barrier level for such index on each observation date so that you will receive no return on your investment, and one or both underlying indices may decline from the respective initial index value(s) by more than the buffer amount as of the final observation date so that you lose some, or up to 80%, of your initial investment in the securities. There can be no assurance that the closing value of each underlying index will be at or above the respective coupon barrier level on any observation date so that you will receive a coupon payment on the securities for the applicable interest period or that they will not have declined from their respective initial index values by more than the buffer amount as of the final observation date so that you do not suffer a loss on your initial investment in the securities. See “S&P 500® Index Historical Performance” and “MSCI EAFE Index® Historical Performance” below.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity or on any coupon payment date, and therefore you are subject to the credit risk of Morgan Stanley. The securities are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Not equivalent to investing in the underlying indices.  Investing in the securities is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the securities will not participate in any positive performance of either underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 7-year term of the securities.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based

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on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. Some of our subsidiaries also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of an underlying index and, therefore, could have increased (i) the coupon barrier level for such underlying index, which is the level at or above which such underlying index must close on the observation dates in order for you to earn a contingent monthly coupon (depending also on the performance of the other underlying index), and (ii) the level at or above which such underlying index must close on the final observation date so that you are not exposed to the negative performance of the worst performing underlying index at maturity (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the securities could affect the value of an underlying index on the observation dates and, accordingly, whether we pay a contingent monthly coupon on the securities and the amount of cash you receive at maturity (depending also on the performance of the other underlying index).

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▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial index value and the coupon barrier level for each underlying index, and will determine the payment at maturity and whether you receive a contingent monthly coupon on each coupon payment date. Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of an underlying index, may adversely affect the payout to you at maturity. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪
Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of each underlying index may add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether a contingent monthly coupon will be payable on the securities on the applicable coupon payment date, and/or the amount payable at maturity, will be based on the value of such underlying index, based on the closing prices of the stocks constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance, as compared to the coupon barrier level or initial index value (taking the buffer amount into effect for the payment at maturity), as applicable (depending also on the performance of the other underlying index).

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions—Tax considerations” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the contingent monthly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments is higher than with non-buffered equity-linked securities. Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income

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realized by non-U.S. investors  should be subject to withholding tax. Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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S&P 500® Index Historical Performance

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2008 through November 21, 2013. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on November 21, 2013 was 1,795.85. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance. No assurance can be given as to the level of the SPX Index on any observation date, including the final observation date.

SPX Index Daily Closing Values January 1, 2008 to November 21, 2013

*The black dashed line in the graph indicates the coupon barrier level of 1,077.51, which is 60% of the initial index value.

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S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter (through November 21, 2013)	1,798.18	1,655.45	1,795.85

License Agreement between S&P and Morgan Stanley

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley. For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

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MSCI EAFE Index® Historical Performance

The following graph sets forth the daily closing values of the MXEA Index for the period from January 1, 2008 through November 21, 2013. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the MXEA Index for each quarter in the same period. The closing value of the MXEA Index on November 21, 2013 was 1,871.98. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The MXEA Index has experienced periods of high volatility, and you should not take the historical values of the MXEA Index as an indication of its future performance. No assurance can be given as to the level of the MXEA Index on any observation date, including the final observation date.

MXEA Index Daily Closing Values January 1, 2008 to November 21, 2013

*The black dashed line in the graph indicates the coupon barrier level of 1,123.188, which is 60% of the initial index value.

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MSCI EAFE Index®	High	Low	Period End
2008
First Quarter	2,253.36	1,913.53	2,038.62
Second Quarter	2,206.72	1,957.23	1,967.19
Third Quarter	1,934.39	1,553.15	1,553.15
Fourth Quarter	1,568.20	1,044.23	1,237.42
2009
First Quarter	1,281.02	911.39	1,056.23
Second Quarter	1,361.36	1,071.10	1,307.16
Third Quarter	1,580.58	1,251.65	1,552.84
Fourth Quarter	1,617.99	1,496.75	1,580.77
2010
First Quarter	1,642.20	1,451.53	1,584.28
Second Quarter	1,636.19	1,305.12	1,348.11
Third Quarter	1,570.36	1,337.85	1,561.01
Fourth Quarter	1,675.07	1,535.13	1,658.30
2011
First Quarter	1,758.97	1,597.15	1,702.55
Second Quarter	1,809.61	1,628.03	1,708.08
Third Quarter	1,727.43	1,331.35	1,373.33
Fourth Quarter	1,560.85	1,310.15	1,412.55
2012
First Quarter	1,586.11	1,405.10	1,553.46
Second Quarter	1,570.08	1,308.01	1,423.38
Third Quarter	1,569.91	1,363.52	1,510.76
Fourth Quarter	1,618.92	1,467.33	1,604.00
2013
First Quarter	1,713.66	1,604.15	1,674.30
Second Quarter	1,781.84	1,598.66	1,638.94
Third Quarter	1,844.39	1,645.23	1,818.23
Fourth Quarter (through November 21, 2013)	1,899.35	1,790.27	1,866.28

License Agreement between MSCI and Morgan Stanley

“MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the securities. For more information, see “MSCI International Equity Indices” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:
Day count convention:	30/360
Underlying index publishers:	With respect to the SPX Index, Standard & Poor’s Financial Services LLC With respect to the MXEA Index, MSCI Inc.
Denominations:	$1,000 per security and integral multiples thereof
Interest period:	Monthly
Book entry security or certificated security:
Book entry. The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the securities. Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the securities, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Record date:
One business day prior to the related scheduled coupon payment date; provided that any contingent monthly coupon payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•      will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities or foreign currencies;
•      investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      real estate investment trusts;
•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the

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Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;

•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•      an estate or trust the income of which is subject to U.S. federal  income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Monthly Coupon. Any contingent monthly coupon on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. For this purpose, the amount realized does not include any contingent monthly coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the contingent monthly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of

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the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments is higher than with non-buffered equity-linked securities.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;
•      a foreign corporation; or
•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal

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income tax purposes;

•      certain former citizens or residents of the United States; or

•      a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent monthly coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent monthly coupon and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Calculation agent:
The calculation agent for the securities will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the contingent monthly coupon, if any, and payment at maturity shall be made by the calculation agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per stated principal amount, if any, shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the securities shall be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive, if any, on each coupon payment date and at maturity or whether a market disruption event has

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occurred. See “Market disruption event” and “Discontinuance of an underlying index; alteration of method of calculation” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:
With respect to each underlying index, a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for such underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Index closing value:
With respect to each underlying index, on any index business day, the official closing value of such underlying index, or any successor index as defined under “Discontinuance of an underlying index; alteration of method of calculation” below), published at the regular official weekday close of trading on such index business day by the index publisher for such underlying index, as determined by the calculation agent. In certain circumstances, the index closing value will be based on the alternate calculation of such underlying index described under “Discontinuance of an underlying index; alteration of method of calculation” below.

Market disruption event:
With respect to each underlying index, market disruption event means:

(i)    the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such underlying index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s); or a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such underlying index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such underlying index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)   a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index, if trading in a security included in such underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such underlying index shall be based on a comparison of (x) the portion of the value of such underlying index attributable to that security relative to (y) the overall value of such underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:
With respect to each underlying index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

Postponement of observation dates:
The observation dates are subject to postponement due to non-index business days or certain market disruption events, as described in the following paragraph.

If any scheduled observation date, including the final observation date, is not an index business day with

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respect to any underlying index or if there is a market disruption event on such day with respect to any underlying index, the relevant observation date solely with respect to that affected underlying index shall be the next succeeding index business day with respect to that underlying index on which there is no market disruption event with respect to that underlying index; provided that if a market disruption event with respect to that underlying index has occurred on each of the five index business days with respect to that underlying index immediately succeeding any of the scheduled observation dates, then (i) such fifth succeeding index business day shall be deemed to be the relevant observation date with respect to that affected underlying index, notwithstanding the occurrence of a market disruption event with respect to that underlying index on such day and (ii) with respect to any such fifth index business day on which a market disruption event occurs with respect to that underlying index,  the calculation agent shall determine the index closing value on such fifth index business day in accordance with the formula for and method of calculating that underlying index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index business day of each security most recently constituting that affected underlying index without any rebalancing or substitution of such securities following the commencement of the market disruption event.

Postponement of coupon payment dates and maturity date:
If any scheduled coupon payment date is not a business day, that contingent monthly coupon, if any, shall be paid on the next succeeding business day; provided that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date; provided further that if, due to a market disruption event or otherwise, any observation date with respect to either underlying index is postponed so that it falls less than two business days prior to the scheduled coupon payment date or maturity date, as applicable, the coupon payment date or maturity date, as applicable, shall be postponed to the second business day following the observation date as postponed, by which date the index closing value of each underlying index has been determined. In any of these cases, no adjustment shall be made to any contingent monthly coupon payment made on that postponed date.

Discontinuance of an underlying index; alteration of method of calculation:
If any underlying index publisher discontinues publication of the relevant underlying index and such underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for such underlying index is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If any underlying index publisher discontinues publication of the relevant underlying index or a successor index prior to, and such discontinuance is continuing on, any observation date or the date of acceleration and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such underlying index for such date. The index closing value of such underlying index or such successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an underlying index may adversely affect the value of the securities.

If at any time, the method of calculating any underlying index or any successor index, or the value thereof, is changed in a material respect, or if any underlying index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value for such underlying index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to such underlying index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to such underlying index or such successor index, as adjusted. Accordingly, if the method of calculating any underlying index or

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any successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such underlying index), then the calculation agent will adjust such index in order to arrive at a value of such underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Alternate exchange calculation in case of an event of default:
If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities. That cost will equal:

•      the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•      the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•      no quotation of the kind referred to above is obtained, or

•      every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final observation date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•       A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

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• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets. Such purchase activity could have increased the initial index value of an underlying index and, as a result, could have increased (i) the coupon barrier level for such underlying index, which is the level at or above which such underlying index must close on each observation date in order for you to earn a contingent monthly coupon (depending also on the performance of the other underlying index), and (ii) the level at or above which such underlying index must close on the final observation date so that you are not exposed to the negative performance of the worst performing underlying index at maturity (depending also on the performance of the other underlying index). Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of such underlying index on the observation dates and, accordingly, whether we pay a contingent monthly coupon on the securities and the amount of cash you receive at maturity (depending also on the performance of the other underlying index).

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a

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Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering. The agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of securities set forth on the cover of this pricing supplement. The agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, a fixed sales commission of $30 for each security they sell.

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MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities, for its own account. The agent must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities or the securities underlying the underlying index in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of securities. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Selling restrictions:
General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

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Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong. Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(i)    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

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(2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.
Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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